CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No.5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 20, 2000 relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to Shareholders of T. Rowe Price Mid-Cap Value Fund, Inc., which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 20, 2000